Exhibit 4.4

SHAREHOLDERS' AGREEMENT

THIS SHAREHOLDERS' AGREEMENT (this "Agreement") is entered into on April 10, 2018 (the "Signing Date"), by and among:

(1)	Weidai Ltd., an exempted company duly incorporated with limited liability and validly existing under the Laws of the Cayman Islands (the "Company");

(2)	the party listed on Part I of Exhibit A attached hereto (the “Series A Investor”);

(3)	the party listed on Part II of Exhibit A attached hereto (the “Series A+ Investor”);

(4)	the parties listed on Part III of Exhibit A attached hereto (the “Series B Investors”, and each a “Series B Investor”);

(5)	the parties listed on Part IV of Exhibit A attached hereto (the “Series C Investors”, and each a “Series C Investor”, together with the Series A Investor, the Series A+ Investor and the Series B Investors, the “Investors” and each an “Investor”);

(6)	the parties listed on Part V of Exhibit A (the "Founder Parties" and each, a "Founder Party"); and

(7)	the parties listed on Part VI of Exhibit A (the "Ordinary Purchasers" and each, an "Ordinary Purchaser").

Each of the forgoing parties is referred to herein individually as a "Party" and collectively as the "Parties".

RECITALS

A.          Each of the Ordinary Purchasers and the Investors has individually entered into a Share Subscription Agreement with the Company dated April 10, 2018 (the "Share Subscription Agreements").

B.          Each Share Subscription Agreement requires that the Parties enter into this Agreement as a condition to the consummation of transactions contemplated therein.

C.          The Parties intend to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit B.

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2.	CORPORATE GOVERNANCE

2.1	Board of Directors.

(i)           Board Composition. On and after the Closing, the Company shall have a board of directors (the "Board") consisting of seven (7) directors. Subject to the applicable U.S. securities laws and regulations, the Board shall be constituted as follows:

(a)	Handing shall be entitled to appoint and remove two (2) directors (the “Investor Directors” and each, an “Investor Director”) of the Board; and

(b)	The Founder Parties shall be entitled to appoint and remove five (5) directors of the Board.

(ii)          Removal and Replacement. Any Shareholder or group of Shareholders entitled to designate any individual to be elected as a director of the Board pursuant to Section 2.1(i) shall have the right to remove any such director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any director occupying such position. If a vacancy is created on the Board at any time by the death, disability, retirement, resignation or removal of any director designated pursuant to Section 2.1(i), the replacement to fill such vacancy shall be designated in the same manner as the director who is being replaced in accordance with Section 2.1(i). For the avoidance of doubt, each director so appointed pursuant to Section 2.1(i) shall possess the necessary qualifications as required under the applicable U.S. securities laws and regulations.

(iii)          Board Meetings. A quorum for a Board meeting shall consist of a majority of all directors. If a quorum is not present within half an hour from the time appointed for the Board meeting or if during such a meeting a quorum ceases to be present, then such meeting shall be adjourned for no more than fifteen (15) Business Days at the same place or such other time and place the directors then present may determine, provided that, a notice of the adjourned Board meeting shall be sent to each director at least three (3) Business Days before the adjourned Board meeting. The number of the directors attending such adjourned Board meeting shall constitute a quorum at such adjourned Board meeting, provided that matters discussed in such adjourned meeting shall be limited to those stated in the written notices and agendas of such meeting. Each director shall be entitled to appoint alternates to serve at any Board meeting (or the meeting of a committee formed by the Board), and such alternates shall be permitted to attend all Board meetings and vote on such director's behalf.

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2.2          Protective Provisions. For so long as any Preferred Share remains outstanding, the Company shall not, and the Company shall cause other Group Company not to, directly or indirectly, and whether by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, take any of the actions listed in Exhibit C attached hereto without the prior written consent of the Super Majority Holders. Notwithstanding anything to the contrary contained herein, where any act listed in Exhibit C requires the approval of the Shareholders in accordance with the Statute, and if the Shareholders vote in favour of such act but the approval of the Super Majority Holders has not yet been obtained, the Shareholders who vote against such act at a meeting of the Shareholders in aggregate shall have the voting rights equal to the aggregate voting power of all the Shareholders who voted in favor of such act plus one (1).

2.3           Voting Agreement. Each Shareholder agrees that it shall vote all of its Shares (or give shareholders' consent) in such manner that gives effect to the provisions of this Agreement, including without limitation to cause the Board to be constituted in accordance with Section 2.1(i).

3.	RIGHTS AND RESTRICTIONS IN RESPECT OF SHARE ISSUANCE AND TRANSFER

3.1         Transfer Restriction of the Ordinary Shareholders. At any time prior to the QIPO, none of the Ordinary Shareholders shall transfer any Ordinary Shares directly or indirectly owned by him/it without the prior written consent of the Series C Investors.

3.2          Exempted Transfer. The transfer restrictions under Section 3.1 and the Right of First Refusal and Right of Co-Sale under Sections 3.3 shall not apply to the transfer of any Shares pursuant to the ESOP (each such transferee, a “Permitted Transferee”); provided, that each such Permitted Transferee, prior to the completion of the transfer, shall have executed a joinder agreement, in form and substance approved by the Board, to assume the obligations of an Ordinary Shareholder under this Agreement, with respect to the transferred Shares; provided further, that the transferor shall remain liable for any breach by such Permitted Transferee of any provision under this Agreement.

3.3          Rights in Respect of Share Issuance or Transfer. Each holder of the Preferred Shares shall have the Preemptive Right, the Right of First Refusal and Right of Co-Sale as set forth in Exhibit E attached hereunder.

3.4          Waiver. In respect of any particular proposed issuance or transfer of Shares, the applicable Preemptive Right, Right of First Refusal or Right of Co-Sale may be waived as follows:

(i)            for a right held by the holders of the Series C Preferred Shares, by written consent signed by the Series C Preferred Majority;

(ii)           for a right held by the holders of the Series B Preferred Shares, by written consent signed by the Series B Preferred Majority;

(iii)           for a right held by the holders of the Series A+ Preferred Shares, by written consent signed by the Series A+ Preferred Majority.

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3.5          Transfer Defined. For the purpose of this Agreement, the term "transfer" shall include any direct or indirect transfer, sale, assignment or any other disposal (including creation of any encumbrance), and its verb form and the terms of "transferor" and "transferee" shall have the meaning correlative to the foregoing. In the case that any Ordinary Share is held by its ultimate beneficial owner through one or more level of holding companies, any transfer, repurchase, or new issuance of the shares of such holding companies or similar transactions that have the effect of change the beneficial ownership of such Ordinary Share shall be deemed as an indirect transfer of such Ordinary Shares. The Parties agree that the restrictions on the transfer of the Ordinary Shares contained in this Agreement shall apply to such indirect transfer and shall not be circumvented by means any indirect transfer of the Ordinary Shares.

3.6          New Shareholders. Unless otherwise approved by the Board, any new shareholder of the Company who is not already a Party to this Agreement shall, not later than the time that it becomes a shareholder of the Company, agree in writing that it adhere to, and be bound by, the terms of this Agreement as a Party to this Agreement.

3.7          Prohibited Issuance or Transfer Void. The Company agrees that any issuance or transfer of Shares not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the register of members of the Company and shall not be recognized by the Company.

4.	RESTRICTED SHARES

Each of the Founder Parties agrees and acknowledges that all the Ordinary Shares directly or indirectly owned by him/it, shall be designated as "Restricted Shares" and shall be subject to the restrictions as set forth on Exhibit D.

5.	DRAG-ALONG RIGHTS

5.1          Drag-Along Rights. If the holder(s) of at least fifty percent (50%) of the voting power of the then issued and outstanding Shares of the Company (calculated on a fully diluted and as-converted basis) including the Founder Parties and the Series C Investors (together, the "Drag-Along Shareholders") collectively approve the sale of Shares or a Trade Sale (each, an "Approved Sale") to a bona fide third-party potential purchaser (the "Potential Purchaser") any time after the Closing at a valuation of the Company exceeding RMB 15 billion or the equivalents in other currency, then upon written notice from the Drag-Along Shareholders, each of the other shareholders of the Company (the "Dragged Shareholders") shall (i) vote, or give its written consent with respect to, all the Shares held by them in favor of such proposed Approved Sale and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Approved Sale; (ii) sell, transfer, and/or exchange, as the case may be, all of their Shares in such Approved Sale to such Potential Purchaser; (iii) refrain from exercising any dissenters' rights or rights of appraisal under applicable Law at any time with respect to or in connection with such proposed Approved Sale; and (iv) take all actions reasonably necessary to consummate the proposed Approved Sale. Upon the approval of an Approved Sale as described in this Section 5.1, each Shareholder (other than Drag-Along Shareholders) shall grant to the chief executive officer (“CEO”) or an authorized officer, a power of attorney to transfer their Shares and to do and carry out all other necessary or advisable acts to complete the Approved Sale, including, without limitation, executing any and all documents (including instruments of transfer) on behalf of such Shareholder. The CEO or an authorized officer shall be authorized to transfer the Shares of each such Shareholder and to do and carry out all other necessary or advisable acts to complete the Approved Sale, including, without limitation, executing any and all documents (including instruments of transfers) on behalf of each such Shareholder. Notwithstanding any provision to the contrary, the share transfer restrictions of Section 3 of this Agreement shall not apply to any transfers made pursuant to this Section 5.

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6.	ADDITIONAL AGREEMENTS

6.1          Market Stand-Off. Each Shareholder hereby irrevocably undertakes to the Company that it will not, during the period commencing from the issuance date of the Shares held by such Shareholder until one hundred eighty (180) days from the date of the consummation of an initial public offering of the Shares of the Company, take any of the following actions:

(i)       lend, offer, pledge, hypothecate, hedge, encumber, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities of the Company (other than those included in such offering), whether any such transaction described in this clause (i) is to be settled by delivery of Equity Securities of the Company or such other securities, in cash or otherwise; or

(ii)       enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Securities of the Company, whether any such transaction described in this clause (ii) is to be settled by delivery of Equity Securities of the Company or such other securities, in cash or otherwise.

The Shareholders shall have entered into lockup agreements in the form attached hereto as Exhibit F. The underwriters in connection with the Company's initial public offering are intended third party beneficiaries of Section 6.1 hereof and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may place restrictive legends on the certificates and impose stop-transfer instructions with respect to the Shares of each Shareholder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period. This Section 6.1 shall terminate immediately upon an official withdrawal of the application initiated by the Company in connection with its initial public offering, evidenced by formal cancellations of the relevant filings made with the Commission.

6.2          Founder's Commitment. The Founder undertakes to the Series C Investors that, for as long as the Series C Investors hold any Share of the Company, he will devote his working time and attention exclusively to the business of the Group, and will use his best efforts to promote the Group Companies’ interests until the third (3rd) anniversary of a QIPO.

6.3          Non-Competition. The Founder undertakes to the Investors that from the Signing Date, he shall not, and he shall cause the Key Employees not to, without the prior written consent of the Series C Investors, either on his/her own account or through any of his Affiliates, or in conjunction with or on behalf of any other Person: (i) be engaged or invest, directly or indirectly in any business in competition with the business engaged by any Group Company; (ii) provide service of any form to any entity engaged in any business in competition with the business engaged by any Group Company; or (iii) solicit or entice away or attempt to solicit or entice away to a competitor from any Group Company, any employee, consultant, supplier, customer, client, representative, or agent of such Group Company.

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6.4          Memorandum and Articles. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of the Memorandum and Articles, the terms of this Agreement shall prevail in all respects with regard to the Parties (other than the Company), the Parties (other than the Company) shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Memorandum and Articles, and the Parties (other than the Company) shall exercise all voting and other rights and powers (including to procure any required alteration to the Memorandum and Articles to resolve such conflict or inconsistency) to make the provisions of this Agreement effective.

6.5          Performance Target.

(i)            Each of the Founder Parties hereby undertakes to the Series C Investors and the Series B Investors that the audited after tax operation net income (which shall be referred hereunder as the “Net Income”; for the avoidance of doubt, the after tax operation net income shall equal to after tax operation net profits plus any tax refunds or tax return received from the relevant Governmental Authority, plus any costs, expenses and share based compensation incurred by the Company in association with the issuance of any employee share option, share award or other equity incentives pursuant to the ESOP) of the Group Company for the fiscal year of 2017 and 2018 (collectively, the “Warranty Period”) shall equal to at least RMB500,000,000 and RMB700,000,000, respectively (such target Net Income set for the applicable fiscal year shall be referred hereunder as the “Net Income Target”).

(ii)           Subject to Section 6.5(iv) below, during the Warranty Period, if the Company fails to achieve any Net Income Target for a particular fiscal year, the Founder Parties shall reimburse the Company, in the form of cash, an amount equal to the difference between the actual Net Income realized during such fiscal year and the Net Income Target for such fiscal year, within 10 days following the issuance of the audited annual financial statements of the Group Companies.

(iii)          The Net Income realized by the Group Companies for each fiscal year within the Warranty Period shall be determined by a qualified accounting firm appointed by the Company, and the determination of which shall be free of material qualifications.

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6.6          Confidentiality.

(i)            Each Party shall, and shall cause any Person who is Controlled by such Party to, keep confidential the existence and content of this Agreement, the other Transaction Documents and any related documentation, the identities of any of the Parties, and other information of a non-public nature received from any other Party or prepared by such Party exclusively in connection herewith or therewith (collectively, the “Confidential Information”) unless the Company and the Investors shall mutually agree otherwise; provided, that any Party may disclose Confidential Information or permit the disclosure of Confidential Information (a) to the extent required by applicable Laws or the rules of any stock exchange; provided that such Party shall, where practicable and to the extent permitted by applicable Laws, provide the other Parties with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy; and in such event, such Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep such information confidential to the extent reasonably requested by any such other Parties, (b) to its officers, directors, employees, and professional advisors on a need-to-know basis for the performance of its obligations in connection herewith so long as such Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof, in each case only where such Person are under appropriate nondisclosure obligations, (c) in the case of any Investor, to its auditors, counsel, directors, officers, employees, fund manager, shareholders, partners or investors so long as such Investor advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof, in each case only where such Person are under appropriate nondisclosure obligations, and (d) to its current or bona fide prospective investors, investment bankers and any Person otherwise providing substantial debt or equity financing to such Party so long as such Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof, in each case only where such Person are under appropriate nondisclosure obligations. Notwithstanding anything to the contrary, the Company shall have the right to disclose Confidential Information of any Party hereunder, at its sole discretion, to its employees, directors, underwriters, legal counsels, tax advisors, or other professionals, agents, entities, Governmental Authorities (including but not limited to any stock exchange), for purpose of facilitating its initial public offering endeavor.

(ii)           For the avoidance of doubt, Confidential Information does not include information that (i) was already in the possession of the receiving Party before such disclosure by the disclosing Party, (ii) is or becomes available to the public other than as a result of disclosure by the receiving Party in violation of this Section 6.6, or (iii) is or becomes available to the receiving Party from a third party who has no confidentiality obligations to the disclosing Party. The Parties shall not make any announcement regarding the consummation of the transaction contemplated by this Agreement, other Transaction Documents and any related documentation in a press release, conference, advertisement, announcement, professional or trade publication, marketing materials or otherwise to the general public without the prior written Consent of the Company and the Investors.

6.7          Put Option.

(i)	Put Option of the Series C Shareholders.

(a)          Upon the occurrence of any of the following events (“Series C Put Option Event”), each of the Founder Parties irrevocably and unconditionally undertakes and covenants to the Series C Preferred Shareholders that, at the written request of the Series C Preferred Majority, each Series C Preferred Shareholder shall have a put option to sell to the Founder Parties all or any portion of the Series C Preferred Shares held by such requesting Series C Preferred Shareholder, at any time after the earlier of:

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(A)       if the Company fails to complete a QIPO by the end of 2019, or a Trade Sale with an implied valuation of the Group Companies of no less than RMB15 billion by the end of 2019,

(B)       the occurrence of a material breach of the Transaction Documents by any of the Founder Parties or Group Companies, or

(C)       failure to achieve any Net Income Target as set forth in Section 6.5 hereof.

(b)          The purchase price for each outstanding Series C Preferred Share (the "Series C Put Option Price") shall be determined as follows:

(A)       With respect to the Series C Preferred Shares held by FANGWJ and Seed Field, an amount equal to the greater of the following:

(x)       an amount equal to 100% of the Series C Issue Price, together with a 15% annual simple return (calculated from the Series C Issue Date to the Put Option Price Payment Date (as defined below)), plus all declared but unpaid dividends, and minus all dividends that have been paid on such Series C Preferred Share,

(y)      an amount equal to 150% of the Series C Issue Price, or

(z)       an amount equal to the quotient obtained by dividing the net assets of the Group Companies (as indicated in the audited financial statements of the Group Companies ending on the last month immediately prior to the Series C Put Option Event prepared by a reputable audit firm or other accounting firm selected by the Company and the Series C Preferred Majority) by the total outstanding Shares of the Company calculated on an as-converted basis.

(B)       With respect to the Series C Preferred Shares held by New Oriental, an amount equal to 100% of the Series C Issue Price, together with a 15% annual simple return (calculated from January 1, 2018 to the Put Option Price Payment Date (as defined below)), plus all declared but unpaid dividends, and minus all dividends that have been paid on such Series C Preferred Share.

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(ii)	Put Option of the Series B Shareholders.

(a)          Each of the Founder Parties irrevocably and unconditionally undertakes and covenants to the Series B Preferred Shareholders that, at the written request of the Series B Preferred Majority, each Series B Preferred Shareholder shall have a put option to sell to the Founder Parties all or any portion of the Series B Preferred Shares held by such requesting Series B Preferred Shareholder, at any time if the Company fails to achieve any Net Income Target as set forth in Section 6.5 hereof (the “Series B Put Option Event”).

(b)          The purchase price for each outstanding Series B Preferred Share (the "Series B Put Option Price") shall be determined as follows:

(A)       with respect to the Series B Preferred Shares held by Handing, an amount equal to the greater of the following:

(x)       100% of the Series B Issue Price, together with a 15% annual simple return (calculated from the Series B Issue Date 1 to the Put Option Price Payment Date), and minus all dividends that have been paid on such Series B Preferred Share,

(y)       an amount equal to 150% of the Series B Issue Price (the “Series B Fixed Return”), or

(z)       an amount equal to the quotient obtained by dividing the net assets of the Group Companies (as indicated in the audited financial statements of the Group Companies ending on the last month immediately prior to the Series B Put Option Event prepared by a reputable audit firm or other accounting firm selected by the Company and the Series B Preferred Majority) by the total outstanding Shares of the Company calculated on an as-converted basis (the “Series B FMV Return”).

(B)       with respect to the Series B Preferred Shares held by Guosheng, an amount equal to the greater of the following: (x) 100% of the Series B Issue Price, together with a 15% annual simple return (calculated from the Series B Issue Date 2 to the Put Option Price Payment Date), plus all declared but unpaid dividends, and minus all dividends that have been paid on such Series B Preferred Share, (y) the Series B Fixed Return, or (z) the Series B FMV Return.

(B)       with respect to Series B Preferred Shares held by Shanan, an amount equal to the greater of the following: (x) 100% of the Series B Issue Price, together with a 15% annual simple return (calculated from the Series B Issue Date 3 to the Put Option Price Payment Date), and minus all dividends that have been paid on such Series B Preferred Share, (y) the Series B Fixed Return, or (z) the Series B FMB Return.

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(iii)	Put Option of the Series A+ Shareholders.

(a)          Each of the Founder Parties irrevocably and unconditionally undertakes and covenants to the Series A+ Preferred Shareholders that, at the written request of the Series A+ Preferred Majority, each Series A+ Preferred Shareholder shall have a put option to sell to the Founder Parties all or any portion of the Series A+ Preferred Shares held by such requesting Series A+ Preferred Shareholder, at any time after the Series A+ Issue Date (the “Series A+ Put Option Event”).

(b)           The purchase price for each outstanding Series A+ Preferred Share (the "Series A+ Put Option Price") shall equal to 100% of the Series A+ Issue Price, together with a 20% annual simple return (calculated from the Series A+ Issue Date to the Put Option Price Payment Date).

(iv)	In the event any Preferred Shareholder decides to exercise its put option, such Preferred Shareholder shall send a put option exercise notice (the “Put Option Exercise Notice”) to the Company and the Founder Parties indicating the number of Preferred Shares it intends to sell to the Founder Parties. The Founder Parties shall pay such requesting Preferred Shareholder the full amount of the applicable Put Option Price for each Preferred Share requested to be put to the Founder Parties, in cash or other form of consideration agreed by such Preferred Shareholder, within 10 business days following the receipt of the Put Option Exercise Notice (the “Put Option Price Payment Date”).

(v)	If the Founder Parties do not have sufficient funds for the full payment of Put Option Price to all requesting Preferred Shareholders, then any funds available for distribution shall be distributed ratably among the requesting Preferred Shareholders in proportion to the aggregate Put Option Price each such requesting Preferred Shareholder is otherwise entitled to receive pursuant to this Section 6.7, provided that if the Founder Parties fail to pay the Series C Put Option Price in full on or prior to the Put Option Price Payment Date or other time agreeable by the requesting Series C Preferred Shareholders, then a daily interest of 0.05% shall be charged with respect to such portion of the Series C Put Option Price that is due as of the Put Option Price Payment Date but not paid, and such interest shall commence to accrue on the next day following the Put Option Price Payment Date until such time as the Put Option Price in respect of such Series C Preferred Shares has been paid in full.

7.	TERMINATION

7.1         Termination. Except for obligations set forth in Sections 6.1, 6.6, 7, and 8, immediately upon the Company filed its final prospectus with the U.S. Securities and Exchange Commission (the “Termination”), this Agreement shall automatically, and without the need for any further action by any of the Parties herein, terminate in its entirety, whereupon this Agreement shall cease to be of any force or effect.

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7.2          Release. Upon Termination, each Party shall release and discharge each other Party, and its agents, partners, shareholders, officers, directors, employees, servants, attorneys and representatives, as well as its successors and assigns, from and against any and all actions, causes of action, suits, debts, sums of money, obligations, covenants, contracts, controversies, agreements, damages, judgments, liabilities, rights and demands whatsoever, of whatever kind or nature, in contract or in tort, in law or equity, known or unknown, which are based upon or arise under or in connection with this Agreement, regardless of whether any of such actions, causes of action, suits, or claim of whatsoever nature has been asserted or not.

8.	MISCELLANEOUS

8.1          Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the Laws of Hong Kong without giving effect to any choice of law or rule that would cause the application of the Laws of any jurisdiction other than the internal Laws of Hong Kong to the rights and duties of the Parties hereunder.

8.2          Dispute Resolution.

(i)          Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination hereof, shall be settled by arbitration.

(ii)          The arbitration shall be conducted in Hong Kong at the Hong Kong International Arbitration Centre in accordance with HKIAC Administered Arbitration Rules in effect (the “HKIAC Rules”). The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the HKIAC Rules. The arbitration shall be conducted in English language.

(iii)          Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such Party.

(iv)         The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(v)          When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(vi)          The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

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(vii)        The Parties understand and agree that this provision regarding arbitration shall not prevent any Party from pursuing preliminary equitable or injunctive relief in a judicial forum pending arbitration in order to compel another Party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

8.3          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested), or electronic mail to the respective Parties at the addresses specified on Part VII of Exhibit A (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.3).

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by facsimile or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a "with a copy to" address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

8.4          Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consents of the Investors and the Company; provided that, each Investor may assign its rights and obligations to its Affiliate or any third party along with transfer of its Shares without consent of the other Parties under this Agreement; provided further that the assignee shall execute and deliver such documents and take such other actions as may be necessary for such assignee to join in and be bound by the terms of this Agreement as an "Investor" (if not already a Party hereto) upon and after such assignment.

8.5          Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Laws in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law.

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8.6          Waiver and Amendment. This Agreement may only be amended or modified by an instrument in writing signed by the Company, the Preferred Majority and the Ordinary Majority; provided that any Party may (a) extend the time for the performance of any of the obligations or other acts of another Party, (b) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered by another Party pursuant hereto or (c) waive compliance with any of the agreements of another Party or conditions to such Party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

8.7          Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in its definition and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (b) all references in this Agreement to designated "Sections" and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement unless explicitly stated otherwise, (c) the words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (d) the titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement, (e) any reference in this Agreement to any "Party" or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, (f) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated and (g) this Agreement is jointly prepared by the Parties and should not be interpreted against any Party by reason of authorship.

8.8          Further Assurance. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

8.9          Entire Agreement. This Agreement and other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

8.10        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

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13

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Company:

Weidai Ltd.

By:	/s/ Yao Hong
Name: Yao Hong
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Founder Parties:

/s/ Hong Yao
YAO Hong (姚宏)

YAOH WDAI LTD

By:	/s/ Hong Yao
Name: YAO Hong
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

BAOYH WDAI LTD

By:	/s/ Yuhang Bao
Name: Yuhang Bao
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

CHENF WDAI LTD

By:	/s/ Feng Chen
Name: Feng Chen
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

DINGDS WDAI LTD

By:	/s/ Desheng Ding
Name: Desheng Ding
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

HEQQ WDAI LTD

By:	/s/ Qinqin He
Name: Qinqin He
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

HOUB WDAI LTD

By:	/s/ Bin Hou
Name: Bin Hou
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

LISP WDAI LTD

By:	/s/ Shiping Li
Name: Shiping Li
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

SHENB WDAI LTD

By:	/s/ Bo Shen
Name: Bo Shen
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

SUNYQ WDAI LTD

By:	/s/ Yuqun Sun
Name: Yuqun Sun
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

WANGPF WDAI LTD

By:	/s/ Pengfei Wang
Name: Pengfei Wang
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

WANGXP WDAI LTD

By:	/s/ Xiangpeng Wang
Name: Xiangpeng Wang
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

YAOH WDAI LTD

By:	/s/ Hong Yao
Name: YAO Hong
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

YAOBH WDAI LTD

By:	/s/ Binghong Yao
Name: Binghong Yao
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

YAOJH WDAI LTD

By:	/s/ Jianhong Yao
Name: Jianhong Yao
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

YEW WDAI LTD

By:	/s/ Wei Ye
Name: Wei Ye
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

ZHUHB WDAI LTD

By:	/s/ Huabin Zhu
Name: Huabin Zhu
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

ZHUJZ WDAI LTD

By:	/s/ Jianzhong Zhu
Name: Jianzhong Zhu
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

Magic Ace Capital Limited

By:	/s/ Yangyang Chen
Name: Yangyang Chen
Title: Authorized Signatory

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

Bestspirit Holdings Group Ltd.

By:	/s/ Yichun Hua
Name: Yichun Hua
Title: Authorized Signatory

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

Topspirit Holdings Group Ltd.

By:	/s/ Jixiang Leo Li
Name: Jixiang Leo Li
Title: Authorized Signatory

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Ordinary purchaser:

LISP WDAI INVESTMENT LTD

By:	/s/ Shiping Li
Name: Shiping Li
Title: Authorized Signatory

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Investor:

Hakim Unique Technology Limited
汉鼎宇佑科技有限公司

By:	/s/ Jian Xiang
Name: Jian Xiang
Title: Authorized Signatory

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Investor:

HUAYY WDAI LTD

By:	/s/ Yeyu Hua
Name: Yeyu Hua
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Investor:

Guosheng International (Holding) Limited
國盛國際集團有限公司

By:	/s/ Cheong Wai Tong
Name: Cheong Wai Tong
Title: Authorized Signatory

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Investor:

Shanan Investment Holding Limited

By:	/s/ Haoxiang Yang
Name: Haoxiang Yang
Title: Authorized Signatory

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Investor:

FANGWJ WDAI LTD

By:	/s/ Wenjun Fang
Name: Wenjun Fang
Title: Director

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Investor:

New Oriental Global Investments Ltd.
新東方國際投資有限公司

By:	/s/ Dongbing Cai
Name: Dongbing Cai
Title: Authorized Signatory

Signature Page to Shareholders’ Agreement

Weidai Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Investor:

Seed Field of Fortune Company Limited
斯福有限公司

By:	/s/ Yang Sun
Name: Yang Sun
Title: Authorized Signatory

Signature Page to Shareholders’ Agreement

Weidai Ltd.

EXHIBIT A

PARTIES

Part I                     Series A Investor

1.	Hakim Unique Technology Limited (“Handing”)

Part II                    Series A+ Investor

1.	HUAYY WDAI LTD

Part III                  Series B Investors

1.	Hakim Unique Technology Limited;

2.	Guosheng International (Holding) Limited (“Guosheng”); and

3.	Shanan Investment Holding Limited (“Shanan”).

Part IV                  Series C Investors

1.	FANGWJ WDAI LTD (“FANGWJ”);

2.	New Oriental Global Investments Ltd. (“New Oriental”); and

3.	Seed Field of Fortune Company Limited (“Seed Field”).

Part V                   Founder Parties

1.	YAO Hong (姚宏), a PRC citizen (PRC residential ID number: 330105198004040019) (the “Founder”);

2.	YAOH WDAI LTD, a business company duly established and validly existing under the Laws of the British Virgin Islands, which is wholly owned by Yao Hong (姚宏).

Part VI                  Ordinary Purchasers

1.	YAOH WDAI LTD;

2.	CHENF WDAI LTD;

3.	DINGDS WDAI LTD;

4.	SUNYQ WDAI LTD;

5.	WANGPF WDAI LTD;

6.	YEW WDAI LTD;

7.	ZHUJZ WDAI LTD;

Exhibit A

8.	BAOYH WDAI LTD;

9.	HEQQ WDAI LTD;

10.	LISP WDAI LTD;

11.	SHENB WDAI LTD;

12.	WANGXP WDAI LTD;

13.	YAOBH WDAI LTD;

14.	YAOJH WDAI LTD;

15.	ZHUHB WDAI LTD;

16.	HOUB WDAI LTD;

17.	Magic Ace Capital Limited (“Magic Ace”);

18.	Bestspirit Holdings Group Ltd.;

19.	Topspirit Holdings Group Ltd.; and

20.	LISP WDAI INVESTMENT LTD.

Part VII                 Notice Address

For the purpose of the notice provisions contained in this Agreement, the following are the initial addresses of each Party:

If to any Group Company, the Founder Parties and the Ordinary Purchasers:

Attn: Li Jinxiang (李晋翔)

Tel: *

Address: *

Email: *

If to Handing:

Attn: Wang Yan (王艳)

Tel: *

Address: *

Email: *

If to HUAYY WDAI LTD:

Attn: Hua Yeyu (华晔宇)

Tel: *

Address: *

Email: *

Exhibit A

If to Guosheng:

Attn: Li Yingming (李英明)

Tel: *

Address: *

Email: *

If to Shanan:

Attn: Yang Haoxiang

Tel: *

Address: *

Email: *

If to FANGWJ:

Attn: Fang Wenjun

Tel: *

Address: *

Email: *

If to New Oriental:

Attn: Shan Lianqi (单连起)

Tel: *

Address: *

Email: *

If to Seed Field:

Attn: Sun Yang

Tel: *

Address: *

Email: *

If to Magic Ace:

Attn: Chen Yangyang (陈阳阳)

Tel: *

Address: *s

Email: *

Exhibit A

EXHIBIT B

DEFINITIONS

"Affiliate"	means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of any individual, his spouse, child, brother, sister, parent, the relatives of such spouse, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid Persons. In the case of an Investor, the term “Affiliate” also includes (v) any shareholder of such Investor, (w) any of such shareholder’s or such Investor’s general partners or limited partners, (x) the fund manager managing or advising such shareholder or such Investor (and general partners, limited partners and officers thereof) and other funds managed or advised by such fund manager, and (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by the such Investor.

“Board”	means the board of directors of the Company.

"Business Day"	means any day that is not a Saturday, Sunday, public holiday or other day on which commercial banks are required or authorized by Law to be closed in the Cayman Islands, New York, Hong Kong or the PRC.

"Closing"	has the meaning set forth in the Share Subscription Agreements.

"Commission"	means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering and sale of securities in that jurisdiction.

Exhibit B-1

z“Control”	means, with respect to a Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Domestic Company”	means Weidai (Hongzhou) Financial Information Service Co., Ltd. (微贷(杭州)金融信息服务有限公司), a limited liability company incorporated under the laws of the PRC.

"Equity Securities"	means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

"ESOP"	shall mean the employee share option plan of the Company or other similar incentive plan to be adopted by the Board.

"Governmental Authority"	means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

"Group Company"	means each of the Company and its Subsidiaries, and the “Group” refers to all of the Group Companies collectively.

"Hong Kong"	means the Hong Kong Special Administrative Region of the PRC.

"Key Employees"	means YAO HONG (姚宏).

Exhibit B-2

"Law"	means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable governmental orders.

"Memorandum and Articles"	shall mean the amended and restated memorandum and articles of association of the Company, as amended from time to time.

"New Shares"

means any Equity Securities of the Company issued after the Closing, except for:

(i)       Ordinary Shares issued upon conversion of the Preferred Shares and/or the Series A Preferred Shares, or as a dividend or distribution on the Preferred Shares and/or the Series A Preferred Shares;

(ii)       Equity Securities of the Company issued pursuant to any existing outstanding warrants, notes or other rights to acquire any Equity Securities of the Company as of the date hereof;

(iii)       Equity Securities of the Company issued in connection with any share split, share dividend, combination, subdivision, or similar transaction of the Company that does not change the relative shareholding percentage of the Shareholders;

(iv)       Equity Securities of the Company issued in the QIPO of the Company;

(v)       Ordinary Shares, or any option to acquire any Ordinary Shares, issued to employees, officers, consultants or directors of the Company pursuant to the ESOP or other similar incentive arrangement as approved by the Board; and

(vi)       Equity Securities of the Company issued in connection with any acquisition or equipment financing by the Company as approved by the Board.

“Onshore Investment Agreement”	means that certain investment agreement dated September 9, 2016 entered into by and among the Founder, the Domestic Company, Suzhou Weixin Zhonghua Venture Investment L.L.P (苏州维新仲华创业投资合伙企业(有限合伙)) and certain other parties named therein.

Exhibit B-3

"Ordinary Majority"	means the holder(s) holding at least fifty percent (50%) of the issued and outstanding Ordinary Shares.

"Ordinary Shareholder(s)"	means any holder(s) of the Ordinary Shares.

"Ordinary Shares"	means the Company’s ordinary shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

"Person"	shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, a legal person, an unincorporated organization and a Governmental Authority.

"PRC"	means the People’s Republic of China, solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

"Preferred Majority"	means the Series A+ Preferred Majority, the Series B Preferred Majority, and the Series C Preferred Majority.

"Preferred Shares"	means the Series A+ Preferred Shares, the Series B Preferred Shares, and/or the Series C Preferred Shares, as applicable.

"Preferred Shareholder(s)"	means the holder(s) of the Preferred Shares.

“Put Option Price”	Means the Series A+ Put Option Price, the Series B Put Option Price and/or the Series C Put Option Price, as applicable.

"QIPO"

means an initial public offering of the Ordinary Shares of the Company with a fully-diluted market capitalization of at least RMB 12 billion or the equivalents in other currencies, in the U.S. or on the Hong Kong Stock Exchange, the Shanghai Stock Exchange or the Shenzhen Stock Exchange.

"Securities Act"	means the United States Securities Act of 1933, as amended.

"Series A Preferred Shares"	means the Company’s series A preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Memorandum and Articles.

Exhibit B-4

“Series A+ Issue Date”

means the closing date on which the transaction contemplated under certain investment agreement, dated as of November 6, 2014 entered into by and among Hangzhou Ruituo Technology Co., Ltd. (杭州锐拓科技有限公司), Zhejiang Zheshang Lihai Venture Investment LLP (浙江浙商利海创业投资合伙企业(有限合伙)), Hanzhou Lihai Inter- Venture Investment LLP (杭州利海互联创业投资合伙企业(有限合伙)) and certain other parties thereto, was consummated.

“Series A+ Issue Price”

means U.S. dollar equivalent to RMB820.01, the deemed per-share purchase price for the Series A+ Preferred Shares (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events), calculated pursuant to the exchange rate published by the Bank of China on the date when any Series A+ Preferred Shareholder exercises its put option right pursuant to Section 6.7 hereof.

"Series A+ Preferred Majority"	means the holder(s) of more than fifty percent (50%) of the issued and outstanding Series A+ Preferred Shares.

"Series A+ Preferred Shares"	means the Company’s series A+ preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Memorandum and Articles.

"Series A+ Preferred Shareholder(s)"	means any holder(s) of the Series A+ Preferred Shares.

“Series B Issue Date 1”	means the closing date on which the transaction contemplated under certain share transfer agreement entered into by and among the Domestic Company, Zhejiang Handing Yuyou Financial Service Co., Ltd. (浙江汉鼎宇佑金融服务有限公司) and Deqing Jinxiu Management Consultancy LLP (德清锦绣管理咨询合伙企业(有限合伙)) was consummated.

“Series B Issue Date 2”	means the date on which Shenzhen Guosheng Qianhai Investment Co., Ltd. (深圳国盛前海投资有限公司) has officially become an equity holder of the Domestic Company, as evidenced by the completion of filing of restated charter documents of the Domestic Company with the relevant Governmental Authority.

“Series B Issue Date 3”	means the date on which Hangzhou Shanan Investment LLP (杭州杉安投资合伙企业(有限合伙)) has officially become an equity holder of the Domestic Company, as evidenced by the completion of filing of restated charter documents of the Domestic Company with the relevant Governmental Authority.

Exhibit B-5

“Series B Issue Price”	means U.S. dollar equivalent to RMB2,459.98, the deemed per-share purchase price for the Series B Preferred Shares (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events), calculated pursuant to the exchange rate published by the Bank of China on the date when any Series B Preferred Shareholder exercises its put option right pursuant to Section 6.7 hereof.

"Series B Preferred Majority"	means the holder(s) of more than fifty percent (50%) of the issued and outstanding Series B Preferred Shares.

"Series B Preferred Shares"	means the Company’s series B preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Memorandum and Articles.

"Series B Preferred Shareholder(s)"	means any holder(s) of the Series B Preferred Shares.

“Series C Issue Date”	means the closing date on which the transaction contemplated under certain investment agreement dated as of September 9, 2016 entered into by and among the Domestic Company, Suzhou Weixin Zhonghua Venture Investment LLP (苏州维新仲华创业投资合伙企业(有限合伙)) and certain other parties thereto, was consummated.

"Series C Issue Price"	means U.S. dollar equivalent to RMB3,903.20, the deemed per-share purchase price for the Series C Preferred Shares (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events), calculated pursuant to the exchange rate published by the Bank of China on the date when any Series C Preferred Shareholder exercises its put option right pursuant to Section 6.7 hereof.

"Series C Preferred Majority"	means the holder(s) of more than fifty percent (50%) of the issued and outstanding Series C Preferred Shares.

"Series C Preferred Shares"	means the Company’s series C preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Memorandum and Articles.

"Series C Preferred Shareholder(s)"	means any holder(s) of the Series C Preferred Shares.

"Shareholders"	means the holder of the Shares.

Exhibit B-6

"Shares"	means the Ordinary Shares, the Series A Preferred Shares, and/or the Preferred Shares, as applicable.

"Subsidiary"

means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with US GAAP, consistently applied, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary.

"Super Majority Holders"	means the holder(s) of more than two-thirds (2/3) of the voting power of the then issued and outstanding Shares of the Company, calculated on a fully diluted and as-converted basis, which shall further include the Founder Parties and FANGWJ.

"Trade Sale"

means any of the following events:

(i)        the acquisition of the Group Companies (taken as a whole) (whether by a sale of equity, merger or consolidation) in which in excess of 50% of the Group Companies' voting power outstanding before such transaction is transferred;

(ii)       the sale, transfer or other disposition of all or substantially all of the assets, any trademarks, copyrights, domain names or any other technology or Intellectual Properties of the Group Company (taken as a whole); or

(iii)        the exclusive licensing of all or substantially all of the Group Companies' Intellectual Properties.

“Transaction Documents”	has the meaning set forth in the Share Subscription Agreements.

"U.S."	means the United States of America.

"US$"	means the lawful currency of the United States of America.

"US GAAP"	means the generally accepted accounting principles of U.S.

Exhibit B-7

In addition, the following terms shall have the meanings defined for such terms in the Sections or Exhibits set forth below:

"Agreement"	Preamble
"Approved Sale"	Section 5.1
"CEO"	Section 5.1
"Co-Sale Shares"	Section 3.2(i) of Exhibit E
"Company"	Preamble
"Confidential Information"	Section 6.6
"Drag-Along Shareholders"	Section 5.1
"Dragged Shareholders"	Section 5.1
"FANGWJ"	Part IV of Exhibit A
"Founder"	Part V of Exhibit A
"Founder Party" or "Founder Parties"	Preamble
“Guosheng”	Part III of Exhibit A
“Handing”	Part I of Exhibit A
"HKIAC Rules "	Section 8.2(ii)
"Investor" or "Investors"	Preamble
"Investor Director(s)"	Section 2.1(i)(c)
"Issuance Notice"	Section 1.2(i) of Exhibit E
"Issuance Shares"	Section 1.1 of Exhibit E
“Net Income”	Section 6.5
“Net Income Target”	Section 6.5
“New Oriental”	Part IV of Exhibit A
“Ordinary Purchaser(s)”	Preamble
"Over-Allotment Issuance Shares"	Section 1.2(iii) of Exhibit E
"Over-Allotment Transfer Shares"	Section 2.2(iii) of Exhibit E
"Party"	Preamble
"Permitted Transferee"	Section 3.2
"Potential Purchaser"	Section 5.1
"Potential Subscriber"	Section 1.1 of Exhibit E
"Potential Transferee"	Section 2.1 of Exhibit E
"PR Holder"	Section 1.1 of Exhibit E
"Preemptive Right"	Section 1.1 of Exhibit E
“Put Option Event”	Section 6.7(i)
“Put Option Exercise Notice”	Section 6.7(iii)
“Put Option Price Payment Date”	Section 6.7(iii)
"Purchasing PR Holder"	Section 1.2(iii) of Exhibit E
"Purchasing ROFR Holder"	Section 2.2(iii) of Exhibit E
"Repurchase Option"	Section 1 of Exhibit D
"Repurchase Price"	Section 1 of Exhibit D
"Restricted Shares"	Section 4
"Right of Co-Sale"	Section 3.1 of Exhibit E
"Right of First Refusal"	Section 2.1 of Exhibit E
"ROCS Holder"	Section 3.1 of Exhibit E
"ROFR Holder"	Section 2.1 of Exhibit E
"ROFR Holder Exercise Period"	Section 2.2(ii) of Exhibit E
"ROFR Holder Right of First Refusal"	Section 2.1 of Exhibit E
“Seed Field”	Part IV of Exhibit A
“Series A Investor”	Preamble
“Series A+ Investor”	Preamble

Exhibit B-8

“Series A+ Put Option Event”	Section 6.7(iii)(a)
“Series A+ Put Option Price”	Section 6.7(iii)(b)
“Series B Fixed Return”	Section 6.7(ii)(b)(A)(y)
“Series B FMV Return”	Section 6.7(ii)(b)(A)(z)
“Series B Investors”	Preamble
“Series B Put Option Event”	Section 6.7(ii)(a)
“Series B Put Option Price”	Section 6.7(ii)(b)
"Series C Investors"	Preamble
“Series C Put Option Event”	Section 6.7(i)(a)
“Series C Put Option Price”	Section 6.7(i)(b)
“Shanan”	Part III of Exhibit A
"Share Subscription Agreements"	Recitals
"Signing Date"	Preamble
“Termination”	Section 7.1
"Transfer Notice"	Section 2.2(i) of Exhibit E
"Transfer Shares"	Section 2.1 of Exhibit E
"Transferor"	Section 2.1 of Exhibit E
“Warranty Period”	Section 6.5

***

Exhibit B-9

EXHIBIT C

PROTECTIVE PROVISIONS

Acts of the Group Requiring the Super Majority Holders

(a)	the liquidation, dissolution or winding up of any Group Company;

(b)	authorizing or consummating a Trade Sale;

(c)	any change to the Investor Directors; and

(d)	any agreement or commitment by any Group Company to do any of the foregoing items.

Exhibit C-1

EXHIBIT D

TERMS OF THE RESTRICTED SHARES

All reference in this Exhibit to designated "Sections" and other subdivisions are to the designated Sections and other subdivisions of the body of this Exhibit, unless explicitly stated otherwise.

1.	RESTRICTIONS.

Until the fourth (4th) anniversary of May 20th, 2016, subject to the approval of the majority of the Board, the Company shall have the option (the "Repurchase Option") to repurchase all Restricted Shares held by the Founder at par value per share (the “Repurchase Price”) upon the occurrence of any of the following events: (i) the Founder’s willful commission of any felony or any crime involving fraud, dishonesty, embezzlement, bribery, larceny or moral turpitude under the Law of the applicable jurisdiction; (ii) the Founder’s material violation of his duty or any contract or agreement between the Founder and any Group Company which has not been remedied within fifteen (15) days after notice from the Company or any Investor (including without limitation any breach of employment agreement, confidentiality agreement and non-competition agreements); (iii) gross mismanagement or misconduct by the Founder of the business and affairs of the Company or any Subsidiary directly managed by such Founder which directly results in a material loss by the Company; or (iv) the unilateral termination by the Founder of his employment with any Group Company (except for disability, work related injuries or death of such Founder), provided that each of the foregoing events set forth in subsection (i) to (iii) of this Section 1 shall manifest materiality, willfulness or gross negligence to the extent that the occurrence of which warrants the relevant Group Company to unilaterally terminate the employment relationship of the Founder with such Group Company. For the avoidance of doubt, the Repurchase Option can only be exercised upon criminal misconduct by the Founder which has been established by a court of law in Hong Kong.

2.	INDIRECT HOLDING.

For the avoidance of doubts, the Restricted Shares shall include all Ordinary Shares indirectly owned by the Founder through one or more levels of holding companies, and the numbers of such Ordinary Shares indirectly owned shall be equal to the number of Ordinary Shares the Founder would receive if all such holding companies were to distribute all its assets to its shareholders in according to their respective shareholding percentage. Each such holding companies and their respective shareholders shall take all necessary actions to effect the repurchase of the applicable Restricted Shares indirectly owned through those holding companies and the intended reduction of the shareholding percentage of the Founder in the Company. For the avoidance of doubts, in exercising its Repurchase Option in respect of the applicable Restricted Shares indirectly owned by any Founder, the Company shall be entitled to repurchase such Restricted Shares from the holding companies which directly hold such Restricted Shares and such rights shall not be affected whether other shareholders' shareholding percentage are adversely affected in the event that the Founder also indirectly owns Ordinary Shares through such holding companies.

Exhibit D-1

EXHIBIT E

TERMS OF THE PREEMPTIVE RIGHTS, RIGHT OF FIRST REFUSAL AND

RIGHT OF CO-SALE

All reference in this Exhibit to designated "Sections" and other subdivisions are to the designated Sections and other subdivisions of the body of this Exhibit, unless explicitly stated otherwise.

1.	PREEMPTIVE RIGHT

1.1          Preemptive Right. Subject to Section 2.2 of this Agreement and other than in a QIPO, each holder of the Preferred Shares (each, a "PR Holder") shall have a right (the "Preemptive Right") (but not an obligation) to purchase all or part of its pro rata share, based on its percentage of the outstanding Ordinary Shares, calculated on an as-converted basis, of any New Shares (the "Issuance Shares") that the Company may, from time to time after the Closing, propose to issue to any potential purchaser (the "Potential Subscriber") as set forth in this Section 1.

1.2          Procedure.

(i)       Issuance Notice. If the Company proposes to issue any New Shares, it shall give each PR Holder a written notice (an "Issuance Notice") of such intention, describing (i) type and number of the New Shares to be issued, (ii) identity of the Potential Subscriber, and (iii) price and other material terms and conditions upon which the Company proposes to issue such Issuance Shares.

(ii)       Exercise. Each PR Holder shall have twenty (20) Business Days after the receipt of the Issuance Notice to irrevocably elect to purchase all or a portion of its initial pro rata share of the Issuance Shares on the same price and terms and conditions as indicated on the Issuance Notice by notifying the Company in writing of the number of Issuance Shares to be purchased. For the purposes of the Preemptive Right, each PR Holder's "initial pro rata share" shall be determined according to the aggregate number of all Shares held by such PR Holder on the date of the Issuance Notice in relation to the aggregate number of Shares held by all PR Holders on such date (calculated on a as-converted basis).

Exhibit E-1

(iii)          Over-Allotment. If any PR Holder fails to elect to purchase all of its initial pro rata share of the Issuance Shares, then such unpurchased Issuance Shares ("Over-Allotment Issuance Shares") shall be made available to each Series C Preferred Shareholder who has elected to purchase all of its initial pro rata share of the Issuance Shares for over-allotment (the "Purchasing PR Holder"). The Company shall deliver an over-allotment notice to each Purchasing PR Holder to inform them of the aggregate number of Over-Allotment Issuance Shares that are available for over-allotment. Each Purchasing PR Holder shall have five (5) days after the receipt of such over-allotment notice to irrevocably elect to purchase all or a portion of the Over-Allotment Issuance Shares on the same price as indicated on the Issuance Notice by notifying the Company in writing of the number of Over-Allotment Issuance Shares to be purchased. If the aggregate number of the Over-Allotment Issuance Shares elected to be purchased by all Purchasing PR Holders in response to such over-allotment notice exceeds the aggregate number of the Over-Allotment Issuance Shares that are available for over-allotment, then the Over-Allotment Issuance Shares shall be allocated among Purchasing PR Holders by allocating to each Purchasing PR Holder the lesser of (A) the difference between the number of Over-Allotment Issuance Shares it elects to purchase and the aggregate number of Over-Allotment Issuance Shares that has already been allocated to it, and (B) its over-allotment pro rata share of the Over-Allotment Issuance Shares that has not yet been allocated, which allocation step shall be repeated until all Over-Allotment Issuance Shares are allocated among the Purchasing PR Holders. Each Purchasing PR Holder who has been allocated all the Over-Allotment Issuance Shares that it has elected to purchase shall cease to participate in any subsequent allocation step. For the purposes of determining the allocation of Over-Allotment Issuance Shares that a Purchasing PR Holder will receive in each allocation step, such Purchasing PR Holder's "over-allotment pro rata share" shall be determined according to the aggregate number of all Shares held by such Purchasing PR Holder on the date of the Issuance Notice in relation to the aggregate number of all Shares held by all Purchasing PR Holders who participate in such allocation step on such date.

(iv)          Closing. If any PR Holder elects to purchase Issuance Shares, then payment for the Issuance Shares to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency, against delivery of such Issuance Shares to be purchased, at a place and time agreed to by the Company and the PR Holders that have elected to purchase a majority of the Issuance Shares; provided that the scheduled time for closing shall not be later than thirty (30) Business Days following the expiration of the last period during which any PR Holder may elect to purchase any Issuance Share (including Over-Allotment Issuance Share).

1.3          Permitted Issuance to Potential Subscriber. The Company may issue any Issuance Shares with respect to which the PR Holders' Preemptive Rights were not exercised, to the Potential Subscriber identified in the Issuance Notice and at a price and upon terms not more favorable than those specified in the Issuance Notice.

2.	RIGHT OF FIRST REFUSAL.

2.1          Right of First Refusal. Each holder of the Preferred Shares (the “ROFR Holder”) shall have a right (the "Right of First Refusal") to purchase all or any portion of the Shares that an Ordinary Shareholder (a "Transferor") may propose to transfer (the "Transfer Shares") to any other Shareholder or any potential third party transferee (the "Potential Transferee") as set forth in this Section 0, provided that the applicable consent of the Series C Investors as set forth in Section 3.1 of this Agreement have been given.

2.2          Procedure.

(i)            Transfer Notice. The Transferor shall give each ROFR Holder a written notice (the “Transfer Notice”) describing (i) type and number of the Transfer Shares to be transferred, (ii) identity of the Potential Transferee, and (iii) price and other material terms upon which the Transferor proposes to transfer such Transfer Shares. The Transfer Notice shall certify that the Transferor has received a definitive offer from the Potential Transferee on the terms set forth in the Transfer Notice.

Exhibit E-2

(ii)           ROFR Holder’s Exercise. Each ROFR Holder shall have twenty (20) days after the receipt of the Transfer Notice (the “ROFR Holder Exercise Period”) to irrevocably elect to purchase all or portion of its initial pro rata share of the Transfer Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice by notifying the Transferor and the Company in writing of the number of Transfer Shares to be purchased. For the purposes of the Right of First Refusal, each ROFR Holder’s “initial pro rata share” shall be determined according to (x) the aggregate number of all Shares held by such ROFR Holder on the date of the Transfer Notice in relation to (y) the aggregate number of all Shares held by all ROFR Holders on such date.

(iii)          Over-Allotment. If the ROFR Holders fail to elect to purchase all the Transfer Shares, then such unpurchased Transfer Shares (“Over-Allotment Transfer Shares”) shall be made available to each Series C Preferred Shareholder who has elected to purchase all of its initial pro rata share of the Transfer Shares (the "Purchasing ROFR Holder") for over-allotment. Upon the earlier of (i) the expiration of the ROFR Holder Exercise Period, or (ii) the time when the Transferor has received the written notice of each ROFR Holder in respect of its exercise of the Right of First Refusal, the Transferor shall deliver an over-allotment notice to the Company and each Purchasing ROFR Holder to inform them of the aggregate number of Over-Allotment Transfer Shares that are available for over-allotment. Each of Purchasing ROFR Holders shall have five (5) days after the receipt of such over-allotment notice to irrevocably elect to purchase all or portion of the Over-Allotment Transfer Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice by notifying the Transferor and the Company in writing of the number of Over-Allotment Transfer Shares to be purchased. If the aggregate number of the Over-Allotment Transfer Shares elected to be purchased by all Purchasing ROFR Holders in response to such over-allotment notice exceeds the aggregate number of the Over-Allotment Transfer Shares that are available for over-allotment, then the number of the Over-Allotment Transfer Shares shall be allocated to Purchasing ROFR Holders by allocating to each Purchasing ROFR Holders the lesser of (A) the difference between the number of Over-Allotment Transfer Shares it elects to purchase and the aggregate number of Over-Allotment Transfer Shares that has already been allocated to it, and (B) its over-allotment pro rata share of the Over-Allotment Transfer Shares that has not yet been allocated, which allocation step shall be repeated until all Over-Allotment Transfer Shares are allocated. Each Purchasing ROFR Holder who has been allocated all the Over-Allotment Transfer Shares that it has elected to purchase shall cease to participate in any subsequent allocation step. For the purposes of determining the allocation of Over-Allotment Transfer Shares that a Purchasing ROFR Holders will receive in each allocation step, such Purchasing ROFR Holder’s “over-allotment pro rata share” shall be determined according to (x) the aggregate number of all Shares held by such Purchasing ROFR Holder on the date of the Transfer Notice in relation to (y) the aggregate number of all Shares held by all Purchasing ROFR Holders who participate in such allocation step on such date.

Exhibit E-3

(iv)          Closing. If any ROFR Holder elects to purchase the Transfer Shares, then the payment for the Transfer Shares to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency, against delivery of such Transfer Shares to be purchased, at a place and time agreed by the Transferor and the ROFR Holders that have elected to purchase a majority of the Transfer Shares to be purchased by the ROFR Holders, provided that the scheduled time for closing shall not be later than thirty (30) Business Days following the expiration of ROFR Holder Exercise Period or the last period during which any ROFR Holder may elect to purchase any Transfer Share (including Over-Allotment Transfer Share) in each case, and the scheduled place shall be the business address of the Company absent such agreement on the place.

3.	RIGHT OF CO-SALE

3.1          Right of Co-Sale. In the event the ROFR Holders fail or do not elect to exercise their respective rights to purchase all of the Transfer Shares subject to Section 2 hereof, each ROFR Holder that has not exercised its Right of First Refusal (the "ROCS Holder") shall have the right (the "Right of Co-Sale") to participate in the Transferor's sale of Transfer Shares to the Potential Transferee as set forth in this Section 3.

3.2          Procedure.

(i)            Exercise. If an ROCS Holder does not elect to purchase any Transfer Shares pursuant to the ROFR Holder Right of First Refusal, each such ROCS Holder shall have twenty (20) days after the receipt of the Transfer Notice to irrevocably elect to sell all or portion of its pro rata share of the remaining Transfer Shares that are not purchased pursuant to the Right of First Refusal at the same price and subject to the same material terms and conditions as described in the Transfer Notice by notifying the Transferor and the Company in writing of the number of Shares to be sold (the "Co-Sale Shares"). For the purposes of the Right of Co-Sale, each ROCS Holder's "pro rata share" shall be determined according to (x) the aggregate number of all Shares held by such ROCS Holder on the date of the Transfer Notice in relation to (y) the aggregate number of all Shares held by all ROCS Holders exercising the Right of Co-Sale and the Transferor on such date.

(ii)           Reduction of Shares Sold by the Transferor. To the extent that any ROCS Holder exercises its Right of Co-Sale, the number of Transfer Shares that the Transferor may sell to the Potential Transferee shall be correspondingly reduced by the aggregate number of the Co-Sale Shares.

(iii)         Closing. The sale of the Co-Sale Shares to the Potential Transferee by the participating ROCS Holders shall be consummated simultaneously with the sale by the Transferor. To the extent that any Potential Transferee refuses to purchase any Co-Sale Shares, the Transferor shall not sell to such Potential Transferee any Shares unless and until, simultaneously with such sale, the Transferor shall purchase from such participating ROCS Holder such Co-Sale Shares that such participating ROCS Holder would otherwise be entitled to sell to the Potential Transferee pursuant to its Right of Co-Sale.

Exhibit E-4

3.3           Permitted Transfer to Potential Transferee. Subject to the ROCS Holders' Right of Co-Sale under this Section 3, the Transferor may sell any remaining Transfer Shares with respect to which the ROFR Holders' ROFR Holder Right of First Refusal was not exercised, to the Potential Transferee identified in the Transfer Notice and at a price and upon terms not more favorable than those specified in the Transfer Notice.

4.	GENERAL.

4.1          Valuation of Non-Cash Consideration. In the event that the Parties cannot agree on value of the consideration payable in property other than cash, then the value of such property shall be established by an internationally reputable appraiser jointly selected by, (i) in the case of the Preemptive Right, the Company and the PR Holders that have elected to purchase a majority of the Issuance Shares to be purchased by the PR Holders, (ii) in the case of the Right of First Refusal, the Transferor and the ROFR Holders that have elected to purchase a majority of the Transfer Shares to be purchased by the ROFR Holders. If such valuation is not completed before the deadline for closing of the issuance of the Issuance Shares to the PR Holders or the sale of the Transfer Shares to the ROFR Holders, then such deadline shall be extended to the date that is ten (10) days after such valuation is completed.

4.2          Apportion. Each PR Holder may apportion Issuance Shares that it is entitled to purchase pursuant to its Preemptive Right among its Affiliates; provided that such PR Holder notifies the Company in writing. Each ROFR Holder may apportion Transfer Shares that it is entitled to purchase pursuant to its Right of First Refusal among its Affiliates; provided that such ROFR Holder notifies the Transferor and the Company in writing.

4.3          Effect on Subsequent Transaction. The exercise, non-exercise or waiver of any Preemptive Right, Right of First Refusal or Right of Co-Sale in respect of a particularly issuance or transfer of Shares shall not adversely affect such right in respect of any subsequent issuance or transfer of Shares.

4.4          Calculation of Shares. The number of Shares shall be calculated on an as-converted to Ordinary Shares basis.

Exhibit E-5

EXHIBIT F

FORM OF LOCKUP AGREEMENT

LOCK-UP LETTER

_____________, 2018

Weidai Ltd.

50/F, West Building, Fortune Finance Center

No. 33 Jiefang East Road

Jianggan District, Hangzhou

Zhejiang Province

The People’s Republic of China

AND

Morgan Stanley & Co. International plc

25 Cabot Square, Canary Wharf

London E14 4QA

United Kingdom

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

United States

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, N.Y. 10010

United States

as Representatives of the several Underwriters named in the Underwriting Agreement

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. International plc, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as representatives (the “Representatives”) of the several Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Weidai Ltd., a Cayman Islands Company (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including the Representatives, of American Depositary Shares (the “ADSs”), representing ordinary shares, par value US$0.0001 per share, of the Company (the “Ordinary Shares”). The undersigned is a record or beneficial owner of American Depositary Shares, Ordinary Shares, or securities convertible into or exercisable or exchangeable for the American Depositary Shares or Ordinary Shares.

Exhibit F-1

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Company and the Representatives on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus (the “Lock-Up Period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or ADSs beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for the Ordinary Shares or ADSs or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares or ADSs, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Ordinary Shares or ADSs or such other securities, in cash or otherwise, or (3) publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such swap or other arrangements, or (4) make any demand for or exercise any right with respect to, the registration of any Ordinary Shares or ADSs. The foregoing sentence shall not apply to (a) transactions relating to Ordinary Shares, ADSs or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Ordinary Shares, ADSs or other securities acquired in such open market transactions, (b) transfers of Ordinary Shares, ADSs or any security convertible into Ordinary Shares or ADSs as a bona fide gift or through will or intestacy, or to immediate family members, to any trust for the direct or indirect benefit of the undersigned or any immediate family member of the undersigned, or to any entity beneficially owned and controlled by the undersigned, or (c) if the undersigned is a partnership, limited liability company or corporation, transfer or distributions of Ordinary Shares or ADSs or any security convertible into Ordinary Shares or ADSs to limited partners, stockholders or “affiliates” (as such term is defined in Rule 12b-2 under the Exchange Act) of the undersigned; provided that in the case of any transfer or distribution pursuant to clause (b) or (c), (i) each donee, transferee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under the Exchange Act, reporting a reduction in beneficial ownership of Ordinary Shares or ADSs, shall be required or shall be voluntarily made during the Lock-Up Period, or (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Ordinary Shares or ADSs, provided that (i) such plan does not provide for the transfer of Ordinary Shares or ADSs during the Lock-Up Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Ordinary Shares or ADSs may be made under such plan during the Lock-Up Period. In addition, the undersigned agrees that, without the prior written consent of the Company and the Representatives on behalf of the Underwriters, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Ordinary Shares or ADSs or any security convertible into or exercisable or exchangeable for Ordinary Shares or ADSs. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Ordinary Shares or ADSs except in compliance with the foregoing restrictions.

Exhibit F-2

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed ADSs the undersigned may purchase in the Public Offering.

If the undersigned is an officer or director of the Company, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Ordinary Shares or ADSs, the Representatives will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement shall be binding upon the undersigned and the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

This letter agreement shall automatically terminate and be of no further force and effect on the earlier of (i) the date that the Company advises the Representatives in writing, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Public Offering, (ii) subsequent to signing the Underwriting Agreement, the Underwriting Agreement (other than the provisions thereof which survive termination) is terminated prior to payment for and delivery of the ADSs to be sold thereunder, or (iii) December 31, 2018 if the Public Offering has not been completed by or before such date.

This letter is governed by, and to be construed in accordance with, the internal laws of the State of New York, without regard to the conflict of laws principles thereof.

[Signature page to follow]

Exhibit F-3

Very truly yours,

(Name)

(Address)

Exhibit F-4